Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Corporation Announces Second-Quarter 2008 Financial Results

On Strength of Acquisitions, Revenue Grows 34%
Company Reiterates Outlook for 2008

WALTHAM, MA, August 7, 2008 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced its financial results for the second quarter ended June 30, 2008.

Mac-Gray reported record second-quarter revenue of $92.9 million, an increase of 34% from 2007 second-quarter revenue of $69.2 million.  Net income for the second quarter was $210,000, or $0.02 per diluted share, compared with net income of $768,000, or $0.06 per diluted share for the second quarter of 2007.  Second-quarter 2008 net income included a pre-tax gain of $1.2 million on the change in value of derivative instruments and a $207,000 charge for the early extinguishment of debt related to the financing of the acquisition of Automatic Laundry Company (ALC).  Results for 2008 also reflect significantly higher interest expense related to the debt incurred to fund the Company’s acquisitions completed during the past twelve months.  Second-quarter 2007 net income included a pre-tax gain on the change in value of derivative instruments of $516,000.  Excluding the gain on derivatives from both periods, and the charge for the early extinguishment of debt, adjusted net loss for the second quarter of 2008 was $374,000, or ($0.03) per share, compared with adjusted net income of $465,000, or $0.03 per diluted share, for the second quarter of 2007.

Please refer to Table 1, included at the end of this news release, for a reconciliation of net income (loss,) as reported, to net income (loss,) as adjusted.

For the second quarter of 2008, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA) increased to $18.8 million, compared with $13.9 million in the year-earlier quarter.  EBITDA, as adjusted for the items described above, increased 33% to $17.8 million for the second quarter of 2008, compared with $13.4 million in the year-earlier quarter.

Please refer to Table 2, included at the end of this news release, for a reconciliation of net income to EBITDA and EBITDA, as adjusted.

Comments on the Second Quarter

“Our revenue growth in the second quarter was primarily driven by the acquisitions we completed in the past twelve months, specifically the addition of ALC this April 1st, as well as Hof last August,” said Stewart G. MacDonald, Mac-Gray’s chairman and chief executive officer.  “The acquired assets performed on plan as we grew our laundry facilities management business revenue by 41% year-over-year.  Our Product Sales division was led by a strong contribution from our MicroFridge business, which generated year-over-year revenue growth of 29% in the quarter, and is on track for another record year as it achieved increases across all of its segments.

“In terms of organic growth within our core laundry facilities business, the second quarter again demonstrated the stability that comes from our geographic diversity.  In light of some significant vacancy rate issues as well as current economic conditions, we were pleased to keep our total “same location” revenue essentially flat with the second quarter of 2007.  Continued strength in many of our Northeastern markets, such as New England and New York, offset the slowdown we experienced in certain markets in our Southeastern and Southwestern regions, specifically Arizona, Florida and Georgia.

“Additionally, the integration of the ALC acquisition is proceeding well, as we began to rationalize facilities and employees in certain markets and initiated the process of transitioning its systems onto our platforms.  We continue to target $4 million in annual expense synergy, and took some important initial steps in the quarter related to that goal.  We closed facilities in four cities where our operations overlapped with ALC, disposed of excess vehicles and equipment, and lowered our total payroll by approximately 40 people by eliminating redundant positions.  In the quarter we incurred approximately $580,000 of non-recurring expenses in connection with the integration of ALC.

“From an expense perspective, higher costs for fuel and equipment parts continued to weigh on margins.  For the quarter, our gross margins declined to 16.5%, from 18.1% in the second quarter of 2007.  We are taking aggressive steps to incrementally lower our costs, including implementing more intelligent routing of our vehicle fleet, incentivizing our drivers to increase their fuel efficiency, and ordering hybrid vehicles.  Within SG&A, we benefited from economies of scale as we lowered those costs, as a percentage of revenue, by 1.4%.”

Six-Month Results

For the six months ended June 30, 2008, Mac-Gray reported revenue of $170.5 million, an increase of 21% from revenue of $140.7 million for the first six months of 2007.  Net income for the first half of 2008 was $972,000, or $0.07 per diluted share, compared with $2.0 million, or $0.15 per diluted share, for the first half of 2007.  Excluding a pre-tax loss related to derivative instruments of $37,000 in the first six months of 2008 as well as the $207,000 loss on the early extinguishment of debt, and a pre-tax gain of $252,000 related to derivative instruments in the first six months of 2007, adjusted net income for the six months ended June 30, 2008 was $1.1 million, or $0.08 per diluted share, compared with $1.9 million, or $0.14 per diluted share, for the comparable period in 2007.

For the first six months of 2008, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA) increased to $33.7 million, compared with $28.6 million in the year-earlier period.  EBITDA, as adjusted for items previously mentioned, was $34.0 million for the first six months of 2008, up 20% compared with $28.3 million for the first six months of 2007.

Please refer to Tables 1 and 2, included at the end of this news release, for a reconciliation of reported net income to net income, as adjusted, EBITDA and EBITDA, as adjusted.

“Our balance sheet has taken on a new look with the assets and corresponding debt from the April 1st ALC acquisition.  Total assets have increased by more than $120 million to $508 million, and our funded debt has increased to $321 million.  Since acquiring ALC, we have reduced our funded debt by $10.8 million, while maintaining our typical level of capital expenditures.

Business and Financial Outlook

“Despite the general economic slowdown, and continued turbulence in the housing sector, our core laundry facilities business remains sound and we are encouraged about our long-term prospects, particularly as tenant occupancy rates in some markets normalize and we begin to capitalize on our recent acquisitions.  We have a stable customer base that does business with us under long-term contracts.  The diversity of our 43-state footprint continues to somewhat insulate us from any particular region’s volatility.  We have completed two major acquisitions in the past year that have greatly increased our density in a number of key markets.  We continue to pursue organic growth opportunities, such as vend price increases, the addition of new accounts, and conversion to card-operated equipment.  Our well-established business model continues to generate significant cash flow, sufficient to simultaneously provide our capital requirements as well as reduce our debt balance.

“Our focus in the coming quarters will be on executing the successful first phase of the integration of ALC and fully realizing the planned cost synergy.  While apartment vacancy rates in parts of the country and their effects on our equipment usage are beyond our control, we will continue to constrain the corresponding operating expenses whenever possible.  We will continue to address the challenges presented by higher fuel and parts costs through our ongoing cost control and reduction programs.  We also will continue to apply our excess cash flow toward reducing our funded debt,” MacDonald concluded.

Based on second-quarter results and current market conditions, the Company is reiterating its outlook for 2008:

•      laundry facilities management revenue in the range of $305 million to $315 million;

•      product sales revenue in the range of $50 million to $55 million; and

•      capital expenditures, including laundry facilities management contract incentives, in the range of $33 million to $37 million.

The foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to multi-housing occupancy rates.  These estimates may be subject to fluctuations as a result of a number of factors and there can be no assurance that Mac-Gray’s actual results will not differ materially from the estimates set forth above.

Conference Call Information

The Company will host a conference call at 10:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chairman and chief executive officer, and Michael Shea, executive vice president and chief financial officer, will summarize the Company’s financial results, review business and operating highlights from the quarter, and provide a business and financial outlook.  To hear a live broadcast of the call, log onto www.macgray.com or dial (877) 407-5790 or (201) 689-8328.

You can also access a replay of the conference call in the Investor Relations section of Mac-Gray’s website at www.macgray.com.

Use of Non-GAAP Measures

In this release we use non-GAAP financial measures including adjusted net income, EBITDA and adjusted EBITDA.  We define EBITDA as net income before interest expense, provision for income taxes, and depreciation and amortization expense.  Adjusted net income, EBITDA and adjusted EBITDA are not measures of our liquidity or financial performance under generally accepted accounting principles (GAAP) and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.  Our management believes adjusted net income, EBITDA, and adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management.  Management uses adjusted net income, EBITDA and adjusted EBITDA to evaluate the Company’s historical and prospective financial performance, to set internal revenue targets and spending budgets, to measure operational profitability and the accuracy of forecasting, and as an important factor in determining variable compensation for management.  In addition, these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures.  These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDA and adjusted EBITDA exclude interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs of the Company given the level of indebtedness and the capital expenditures needed to maintain its business.  In addition, our measures of EBITDA and adjusted EBITDA are different from those used in the covenants contained in our senior credit facilities and the indenture governing our senior notes.  Management compensates for these limitations by relying primarily on its GAAP results and by using EBITDA and adjusted EBITDA supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the management of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes.  Mac-Gray contracts its laundry facilities under long-term leases.  These leases typically grant Mac-Gray the exclusive contract rights to laundry facilities on the lessor’s premises for a fixed term, which is generally 7 to 10 years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray serves approximately 80,000 multi-housing laundry facilities located in 43 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division.  This division also includes the Company’s MicroFridge® business, where Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug® circuitry.  The products are marketed throughout the United States to colleges, the federal government for military housing, hotels and motels, and assisted living facilities.  MicroFridge® also markets Whirlpool’s Magic Chef®, Amana® and Maytag® lines of home appliances under its MaytagDirect™ program throughout the United States.  MicroFridge® and Maytag® products bear the ENERGY STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Intelligent Laundry™ Solutions, Intelligent Laundry™ Systems, PrecisionWash™ and MaytagDirect™ are trademarks of Mac-Gray Corporation.  LaundryView® and MicroFridge®   are registered trademarks of Mac-Gray Corporation.  All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expected synergies and cost savings from the ALC acquisition, the Company’s growth prospects and the Company’s estimates of laundry facilities management revenue, product sales revenue and capital expenditures for the full year 2008.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, changes in multi-housing vacancy rates, the Company’s ability to identify and successfully acquire laundry facility business, successfully integrate acquired assets and operations, and service the increased debt incurred to finance acquisitions, as well as the risks that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2008	2007	2008

Revenue	$69,215	$92,900	$140,689	$170,542
Cost of revenue:
Cost of facilities management revenue	37,862	54,208	77,017	98,434
Depreciation and amortization	9,057	12,295	18,101	22,086
Cost of products sold	9,786	11,098	18,238	19,212
Total cost of revenue	56,705	77,601	113,356	139,732

Gross margin	12,510	15,299	27,333	30,810

Operating expenses:
Selling, general and administration expenses	8,609	10,207	18,024	19,811
(Gain) loss on sale or disposal of assets, net	(12)	7	(124)	(49)
Loss on early extinguishment of debt	—	207	—	207
Total operating expenses	8,597	10,421	17,900	19,969

Income from operations	3,913	4,878	9,433	10,841

Interest expense, net	3,122	5,612	6,258	9,410
(Gain) loss related to derivative instruments	(516)	(1,165)	(252)	37
Income before provision for income taxes	1,307	431	3,427	1,394
Provision for income taxes	539	221	1,405	422
Net income	$768	$210	$2,022	$972
Net income per common share — basic	$0.06	$0.02	$0.15	$0.07
Net income per common share — diluted	$0.06	$0.02	$0.15	$0.07
Weighted average common shares outstanding - basic	13,185	13,338	13,159	13,319
Weighted average common shares outstanding — diluted	13,668	13,688	13,620	13,679

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	June 30,
	2007	2008

Assets
Current assets:
Cash and cash equivalents	$13,325	$15,239
Trade receivables, net of allowance for doubtful accounts	10,106	11,148
Inventory of finished goods, net	7,400	9,760
Prepaid expenses, facilities management rent and other current assets	16,103	15,339
Total current assets	46,934	51,486
Property, plant and equipment, net	126,321	151,211
Goodwill	42,229	60,522
Intangible assets, net	153,341	228,896
Prepaid expenses, facilities management rent and other assets	14,712	15,604
Total assets	$383,537	$507,719

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,352	$5,655
Trade accounts payable and accrued expenses	23,945	24,897
Accrued facilities management rent	18,309	20,428
Deferred revenues and deposits	777	188
Total current liabilities	44,383	51,168
Long-term debt and capital lease obligations	207,169	315,131
Deferred income taxes	30,907	37,878
Other liabilities	3,234	2,644
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock of Mac-Gray Corporation ($.01 par value, 5 million shares authorized, no shares outstanding)	—	—
Common stock of Mac-Gray Corporation ($.01 par value, 30 million shares authorized, 13,443,754 issued and 13,276,864 outstanding at December 31, 2007, and 13,443,754 issued and 13,348,908 outstanding at June 30, 2008)	134	134
Additional paid in capital	72,586	73,880
Accumulated other comprehensive income	45	468
Retained earnings	26,812	27,401
	99,577	101,883
Less: common stock in treasury, at cost (166,890 shares at December 31, 2007 and 94,846 shares at June 30, 2008)	(1,733)	(985)
Total stockholders’ equity	97,844	100,898
Total liabilities and stockholders’ equity	$383,537	$507,719

MAC-GRAY CORPORATION

TABLE 1

Reconciliation of Reported Net Income to Adjusted Net Income

(In thousands, except  per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2008	2007	2008

Net income, as reported	$768	$210	$2,022	$972

Income before provision for income taxes, as reported	$1,307	$431	$3,427	$1,394
(Gain) loss related to derivative instruments (1)	(516)	(1,165)	(252)	37
Early extinguishment of debt	—	207		207
Income (loss) before provision for income taxes, as adjusted	791	(527)	3,175	1,638
Provision for (benefit from) income taxes, as adjusted	326	(153)	1,302	537

Net income (loss), as adjusted	$465	$(374)	$1,873	$1,101

Diluted earnings (loss) per share, as adjusted	$0.03	$(0.03)	$0.14	$0.08

(1)	Represents the un-realized (gain) loss on interest rate protection contracts, which do not qualify for hedge accounting treatment.

To supplement the Company’s unaudited condensed consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, management has used a non-GAAP measure of net income.  Management believes presentation of this measure is appropriate to enhance an overall understanding of our historical financial performance and future prospects.  Adjusted net income, which is adjusted to exclude certain gains and losses from the comparable GAAP net income, is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the primary indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

MAC-GRAY CORPORATION

TABLE 2

Reconciliation of Reported Net Income to Earnings Before Interest, Taxes, Depreciation

and Amortization (“EBITDA”) and EBITDA, as adjusted

(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2008	2007	2008

Net income	$768	$210	$2,022	$972

Interest expense, net	3,122	5,612	6,258	9,410
Provision for income taxes	539	221	1,405	422
Depreciation and amortization	9,450	12,735	18,886	22,927

EBITDA	13,879	18,778	28,571	33,731

(Gain) loss related to derivative instruments (1)	(516)	(1,165)	(252)	37
Loss on early extinguishment of debt	—	207	—	207

EBITDA, as adjusted	$13,363	$17,820	$28,319	$33,975

(1)	Represents the un-realized (gain) loss on interest rate protection contracts, which do not qualify for hedge accounting treatment.

EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is EBITDA further adjusted to exclude the items described in the table above. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDA and Adjusted EBITDA are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Our management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management.  Management uses EBITDA and Adjusted EBITDA as follows: (a) to evaluate the Company’s historical and prospective financial performance, (b) to set internal revenue targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, and (d) as an important factor in determining variable compensation for management.  In addition, these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures.  These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDA and Adjusted EBITDA exclude interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business.  In addition, our measures of EBITDA and Adjusted EBITDA are different from those used in the covenants contained in our senior credit facilities and the indenture governing our 7 5/8% senior notes.  Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.